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Exhibit 10.39
                          STRATEGIC ALLIANCE AGREEMENT

This Agreement ("Agreement") is effective as of October 15, 2002 ("Effective Date") by and between ZiLOG, Inc., a Delaware corporation having a place of business at 532 Race Street, San Jose, CA 95126 ("ZiLOG"), and USA Technologies, Inc., a Pennsylvania corporation having a place of business at 200 Plant Ave., Wayne, PA 19087-3520 ("USAT") (each individually a "Party" and collectively, the "Parties").

Whereas:

(A) ZiLOG is a semiconductor company and has developed a web-enabled processor that may be used in the retail point of sale market;

(B) USAT has developed cashless payment technology, including credit or debit card payment technology as well as associated financial network systems, including its e-PortTM credit/debit card payment technology; and

(C) The Parties wish to establish a strategic alliance pursuant to which they will collaborate on certain projects including, (a) the design and development of a point of sale ("POS") reference design and development kit to be marketed by ZiLOG and (b) an eZ80 based e-port POS terminal to be marketed by USAT to its markets, based on a combination of ZiLOG's technology and expertise and USAT's technology and expertise.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the sufficiency and adequacy of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

     Unless defined elsewhere in this Agreement, capitalized terms shall have the meanings set forth in this Article 1:

     "Confidential Information" means, with respect to a Party, all proprietary or confidential material or information relating thereto obtained in connection with this Agreement. Confidential Information shall include all communications or data in any form including, without limitation, oral, written, graphic, electronic or electromagnetic form, which contain any information related to the disclosing Party and/or its products and/or its business including, without limitation, processes, patents, technology, know-how, techniques, improvements, inventions, business plans and strategies, marketing plans, product plans, trade secrets, customer lists, supplier lists, transaction methods and relationships between the disclosing Party and other entities, clients, financial records or information, phone numbers, addresses, security records and methods, formulas, development and marketing methods, designs, design practices, product or material sources and relationships, potential customers and listings, employee information (including, without limitation, employee identification, job titles, job duties and compensation), or contractor information, any information learned by the receiving Party in the process of examining any informa



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     tion supplied by the disclosing Party, and any other information of any nature and in any form disclosed to the receiving Party by the disclosing Party or learned by the receiving Party, which relates to or is useful in the disclosing Party's current or anticipated future business operations. However, Confidential Information shall not include any information or material that: (a) is generally known or becomes generally known to the public without impropriety; (b) was independently developed by the receiving Party without impropriety; (c) is received from a Third Party who obtained such information without im propriety; or (d) whose disclosure is compelled by law; provided that any such disclosure shall not otherwise affect the confidential nature of any such information.

     "Intellectual Property" means all patents, patent applications, patented and unpatented inventions, design rights, copyrights (including, without limitation, rights in computer software), know-how and other trade secret rights, and all other intellectual property rights and the rights or forms of protection of a similar nature or having equivalent or similar effect to any of these rights (whether or not any of these rights is registered, and including, without limitation, applications for registration of, and rights to apply for, any such rights). In the case of patent applications and patents, Intellectual Property shall also include all existing and future provisional and utility applications, continuations, divisionals, continuations-in-part, reissues, reexaminations, foreign counterparts, and any other patent application or patent derived therefrom or claiming priority thereto.

     "Joint Intellectual Property" means any Intellectual Property in or associated with the Joint Technology, exclusive of the ZiLOG Intellectual Property and the USAT Intellectual Property.

     "Joint Technology" means Technology that: (a) is related to the subject matter of this Agreement; (b) is developed during the Term of this Agreement; and (c) is jointly developed by employees of ZiLOG and USAT.

     "Person" means any individual, entity, firm, corporation, partnership, association, limited liability company, joint-stock company, trust or unincorporated association.

     "POS Reference Design" means the POS reference design, as more particularly described in Appendix A, as amended from time to time by the Parties.

     "POS Development Kit" means the POS development kit, as more particularly described in Appendix A, as amended from time to time by the Parties.

     "Technology" means any tangible or intangible product, process, article of manufacture, work of authorship, data, information software, hardware, or other technological subject matter.

     "Third Party" means a Person other than USAT and ZiLOG.

     "USAT Intellectual Property" means all the Intellectual Property in or associated with the USAT Technology.



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     "USAT Software" means any proprietary software owned or created by USAT as more particularly described in Appendix D as modified from time to time.

     "USAT Technology" means Technology related to the subject matter of this Agreement that is: (a) owned or controlled by USAT prior to the Effective Date; (b) developed or acquired by USAT outside of, or independently of, this Agreement; or (c) developed by either Party during the Term of this Agreement but which primarily constitutes a modification, improvement, or enhancement of, or is otherwise predominantly based on, a USAT Technology. For example and without limitation, USAT Technology shall include USAT Software that either predates or is developed outside or independently of this Agreement, as well as any Technology that is primarily a modification, improvement, enhancement thereof or based predominantly thereon.

     "ZILOG Intellectual Property" means all the Intellectual Property in or associated with the ZiLOG Technology.

     "ZiLOG Technology" means Technology related to the subject matter of this Agreement that is: (a) owned or controlled by ZiLOG prior to the Effective Date; (b) developed or acquired by ZiLOG outside of, or independently of, this Agreement; or (c) developed by either Party during the Term of this Agreement but which primarily constitutes a modification, improvement, or enhancement of, or is otherwise predominantly based on, a ZiLOG Technology. For example and without limitation, ZiLOG Technology shall include ZiLOG's Technology associated with the eZ80 that either predates or is developed outside or independently of this Agreement, as well as any Technology that is primarily a modification, improvement, enhancement thereof or based predominantly thereon.

ARTICLE 2 - RETAIL POS

     2.1 POS Reference Design and Development Kit . The Parties shall use commercially reasonable efforts to jointly design and develop the POS Reference Design and POS Development Kit.

     2.2 Resources. Each Party shall provide at least two equivalent full time employees whose principal focus shall be the completion of the POS Reference Design and the POS Development Kit. The selection of any such employees shall be in the sole discretion of each Party and may be changed at the discretion of the employ ing Party by notifying the other Party. The functional capabilities that will be provided by each Party are more particularly described on Appendix B.

     2.3 Launch Date. Each Party shall use commercially reasonable efforts to Complete the POS Reference Design and POS Development Kit by March 1, 2003 (the "First Kit"). ZiLOG shall be primarily responsible for packaging and commercial readiness of the POS Development Kit and POS Reference Design. For purposes of this Section 2.3, "Complete" shall mean (a) the POS Reference Design and



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          POS Development Kit are in form and substance satisfactory to ZiLOG, as more particularly described in Appendix C and (b) the Parties will have delivered a single complete POS Development Kit with all of the necessary parts and components.

     2.4 Additional Development Kits. After the production of the First Kit, each Party shall be responsible for the production and costs of any additional POS Development Kits that it needs.

     2.5 Cooperation. Each Party shall use commercially reasonable efforts to facilitate the other Party's efforts with respect to the completion of the POS Reference De sign and the POS Development Kit.

ARTICLE 3 - eZ80 BASED E-PORT POS TERMINAL

     3.1 Commencement Date. USAT shall commence development of an eZ80 based eport POS terminal ("eZ80 Eport") by the later of (a) ninety (90) days from the Effective Date and (b) thirty (30) days from the release of the relevant eZ80 chip necessary for the development of the eZ80 eport (the "Commencement Date").

     3.2 Completion. USAT shall use commercially reasonable efforts to complete and release the eZ80 Eport within sixty (60) days of the Commencement Date (the "Completion Date"). The Completion Date may be extended to the extent that any delay in the completion of the POS Reference Design materially affects the Completion Date. 3.3 Responsibilities. USAT shall be solely responsible for all work and expenses as sociated with the development and completion of the eZ80 eport except that Zi LOG shall provide the usual and customary support and services that it would or dinarily provide to customers designing products that incorporate ZiLOG prod ucts. 3.4 eZ80 Terms and Conditions. ZiLOG shall sell any eZ80 family of products to be used with respect to the eZ80 eportal to USAT at the best available prices based on the volume of purchases by USAT. All other terms and conditions for the sales of the eZ80 family of products shall be at ZiLOG's usual terms (as modified from time to time), as more specifically described on Appendix F.

     3.5 eZ80 eporty Ownership. The eZ80 eport shall be USAT Technology; provided that USAT shall not acquire any ownership or other interest in any ZiLOG Technol ogy used in the eZ80 eport



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ARTICLE 4 - MARKETING

     4.1 POS Development Kits. ZiLOG shall have the right to sell or otherwise distribute POS Development Kits to its customers during or after the term of this Agree ment. The sale of the POS Development Kits shall include all licenses necessary for use in, and during, the customer's design process, including, any licenses in connection with the USAT Software. If any such customer wishes to license the USAT Software for its production phase, then such customer shall be required to obtain a license in accordance with Section 4.3.

     4.2 Licenses. Both Parties shall have the right to license the POS Reference Design on whatever terms each Party may determine in its sole discretion. The Party li censing the POS Reference Design shall be entitled to retain any revenue derived from such a license. The licensing of the POS Reference Design shall include all licenses nec essary for use in, and during, the customer's design process, including, any licenses in connection with the USAT Software. If any such customer wishes to license the USAT Software for its production phase, then such customer shall be required to obtain a license in accordance with Section 4.3.

     4.3 USAT Licenses. USAT shall license the USAT Software to any ZiLOG customer on the terms set forth on Appendix E as modified from time to time; provided that such terms shall at no time be less favorable than the terms offered by USAT to its best customers.

     4.4 Marketing Plan. ZiLOG shall offer the POS Development Kits and POS Refer ence Design to its customers in the retail point of sale markets. USAT shall mar ket the eZ80 sport to its target markets, including the vending market and office equipment market. Each Party shall prepare and share with the other Party its marketing plan in connection with the foregoing.

ARTICLE 5 - PROPRIETARY RIGHTS

     5.1 Ownership by USA . USAT shall solely own the USAT Technology and USAT Intellectual Property. To the extent necessary to achieve the foregoing, ZiLOG hereby quitclaims and assigns to USAT any ownership interest that ZiLOG may have in the USAT Technology and the USAT Intellectual Property, and agrees to take any steps, and perform any acts, necessary to perfect USAT's title thereto.

     5.2 Ownership by ZiLOG. ZiLOG shall solely own the ZiLOG Technology and ZiLOG Intellectual Property. To the extent necessary to achieve the foregoing, USAT hereby quitclaims and assigns to ZiLOG any ownership interest that USAT may have in the ZiLOG Technology and the ZiLOG Intellectual Property, and agrees to take any steps, and perform any acts, necessary to perfect ZiLOG's title thereto.

     5.3  Joint technology



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          (a)  Minimal Applicability. Notwithstanding anything to the contrary, it is un derstood that:

               (i) Joint Technology, ZiLOG Technology and USAT Technology are all mutually exclusive; and In the event that any Technology could plausibly constitute Joint Technology and either ZiLOG Technology or USAT Technology, such Technology will be deemed to constitute either ZiLOG Tech nology or USAT Technology but not Joint Technology.

          (b) License Grant. To the extent that making, using, selling, offering to sell, importing, displaying or performing the Joint Technology would other wise require a license under a Party's Intellectual Property, that Party hereby grants to the other Party a worldwide, perpetual, irrevocable, non exclusive, royalty-free license (without the right to sublicense except to its Customers) under the granting Party's Intellectual Property to make, use, sell, offer to sell, import, publicly display, or publicly perform the Joint Technology.

          5.4 Ownership of Joint Technology The Parties shall jointly own any Joint Technology (including any Joint Intellectual Property). The Parties recognize that joint ownership of the Joint Intellectual Property does not, by itself, imply any license under the Parties' separate Intellectual Property, which license may be required to use the Joint Technology.

          5.5 Third Party Intellectual Property. Neither Party shall intentionally and knowingly incorporate any Technology or Intellectual Property belonging to or controlled by any Third Party in the Joint Technology, or require the use of such Third Party's Intellectual Party in such Joint Technology, unless: (a) the Party seeking to in corporate such Third Party Intellectual Property has a license to such Third Party's Intellectual Property (including the right to sublicense to the other Party and its Customers); (b) obtains for the other Party (and its customers) a license thereunder; or (c) obtains the other Party's permission to incorporate such Third Party's Intellectual Property into such Joint Technology.



          5.6  Patent Applications.

               5.6.1 Notification. When either Party develops any invention that might constitute, include or be included within the other Party's Intellectual Property, the developing Party shall provide the other Party with written notice thereof.

               5.6.2 Separate Intellectual Property Each Party shall have the sole right to file, and be fully responsible for, the prosecution of any patent applications relating to its own Intellectual Property.


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               5.6.3 Joint Intellectual Property. The Parties shall take all commercially reasonable action to protect the Joint Intellectual Property, including protecting all copyrights, trademarks, patents, and trade secrets under applicable law. In this regard, the Parties shall confer with each other and decide how to pursue protection for any Joint Intellectual Property and how to allocate the costs and filing responsibilities between them. The Parties recognize: (1) that in situations where each Party makes an inventive contribution to at least one claim of a patent, the Parties will by operation of law be considered joint inventors under the patent, even where the Parties made unequal contributions thereto; (ii) that such joint inventors will by operation of law be considered joint owners of the entire patent, including those claims that were "invented" solely by one Party; (iii) that such joint ownership set forth in
                    (ii) would be inconsistent with the terms and conditions of this Agreement because claims "invented" solely by one Party should be that Party's Intellectual Property; but (iv) that the inconsistency set forth in (iii) cannot be resolved by partitioning ownership of the patent on a claim-by-claim or field-of-use basis (because such partitioning is contrary to law).

                    Therefore, in order to facilitate the intent of this Agreement as expressed in this Article 5, neither Party shall unilaterally file any patent application: (a) containing any claim which, if it had been filed alone and apart from any other claim in the application, would constitute Joint Intellectual Property; or (b) claiming any invention that is supported by a disclosure involving the other Party's Technology or Intellectual Property; rather, the Parties shall meet to allocate filing and prosecution responsibilities prior to filing any such application.

                    In the event a Party violates this Section, the other Party shall have the right, in addition to any other remedies available to it, to seek injunctive or other equitable relief to en oin such acts, it being specifically acknowledged by the Parties that any other remedies may be inadequate.

     5.7 Publications. Before either Party submits papers or abstracts for publication or otherwise publicly discloses subject matter (including research or development results) relating to Joint Technology, Joint Intellectual Property, or the other Party's Technology or Intellectual Property, such Party shall inform the other Party, and provide the other Party with a copy of the proposed submission or dis closure, at least one (1) month before such submission or disclosure. Upon re quest of the informed Party, the informing Party shall delay the publication or dis closure for up to three (3) months in order to allow the informed Party sufficient time to protect its patent rights or other Intellectual Property rights, both in the United States and abroad.

     5.8  Defense of Joint Technology

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          5.8.1 Joint Defense. The Parties agree to take all actions necessary, including litigation, to defend any Joint Technology (including any Joint Intellectual Property), the Parties shall agree on a mutually acceptable defense strategy (a "Joint Defense"). Each Party shall share equally in all related third party costs and expenses (including legal fees) arising in connection with any such Joint Defense (the "Joint Defense Costs"). Subject to
               Section 4.8.2, any recovery (a "Recovery") from such a Joint Defense shall be shared equally by the Parties.

          5.8.2 Failure to Pay. If either Party fails to pay its share of the Joint Defense Costs (the "Defaulting Party"), then the non-defaulting Party shall have the right, but not the obligation, to make any necessary payments on behalf of the Defaulting Party. The non-defaulting Party shall be fully reimbursed for any such payments plus interest of 10% per annum on the amount of such payments (collectively, the "Payment Reimbursement") before the Defaulting Party shall be entitled to its share of any recovery; provided, that the non-defaulting Party shall be entitled to deduct and setoff any such Payment Reimbursement from any related Recovery. In addition, for so long as the Defaulting Party is in default of any such payment obligations (including any prior and outstanding Payment Reimbursements), the non-defaulting Party shall have the right to make all decisions with respect to the Joint Defense.

     5.9 Use of Other Party's Marks. Each Party shall submit to the other Party for its approval all promotional and advertising material that uses the other Party's name, trademarks, brands or logos, prior to any public or commercial use of such material.

ARTICLE 6 - REVENUE FROM JOINT TECHNOLOGY

     6.1 Revenue from Joint Technology. The Parties agree that any Net Revenue gener- ated by the licensing or sale of any Joint Technology, other than through the mar keting or sale of the POS Reference Design and the POS Development Kits, shall be shared equally. For purposes of this Article 5, "Net Revenue" means gross revenue less all actual direct costs and expenses associated with any such licens ing or sale of Joint Technology and specifically excludes the cost of overhead, the Party's sales force, sales commissions and other such indirect costs.

     6.2. Quarterly Payments. Any share of the Net Revenue due to the other Party shall be paid within 45 days after the end of each quarter and shall be accompanied by a full accounting of the payment, including the gross revenue and any direct costs and expenses deducted in determining the Net Revenue.

     6.3 Audit. Each Party (the "Auditing Party") shall have the right to audit the other Party's books and records in connection with any Net Revenue upon reasonable notice and at reasonable times but no more frequently than twice per calendar

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          year. The cost of any such audit shall be borne by the Auditing Party, unless the audit reveals discrepancies in favor of the Auditing Party in excess of 10% above the amount previously paid to the Auditing Party. In this case, the full cost of such audit shall be borne by the other Party.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES; PERFORMANCE

     7.1 Representation and Warranties. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT. EACH PARTY HEREBY DISCLAIMS ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ERROR-FREE PERFORMANCE (WHETHER OR NOT THE ERROR IS DISCOVERABLE).

     7.2  Performance. Each Party shall:

          (a) Use commercially reasonable skill and care in the performance of its obligations;

          (b) Document its activities related to the activities under this Agreement by maintaining a properly witnessed, hardbound laboratory notebook (to the extent applicable) accessible to the other Party upon request;

          (c) Perform its obligations under this Agreement in conformance with the standards generally observed in the industry for similar services, at the time of such performance; and

          (d) Perform its obligations in accordance with any due date agreed between the Parties or, in any event, in a timely and professional manner.

ARTICLE 8 - TERM AND TERMINATION

     8.1 Term. This Agreement shall commence on the Effective Date and shall continue in force for five years and shall automatically be renewed for one year periods unless notified by the other Party no less than 60 days prior to end of the current year that it does not wish to renew this Agreement or earlier terminated pursuant to this Article 8 or Section 11.2 (the "Term").

     8.2 Termination for Breach. Each Party shall have the right, without prejudice to its other rights or remedies, to terminate this Agreement immediately by written notice to the other Party if the other Party:



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          (a)  Has materially breached any of its obligations under this agreement and either the breach is incapable of remedy or the other Party shall have failed to remedy that breach within thirty
               (30) days after receiving written notice requiring it to remedy that breach;

          (b) Becomes bankrupt, insolvent or subject to an order for liquidation, ad ministration, winding-up or dissolution; or

          (c)  Makes any assignment for the benefit of creditors.

          This right of termination is in addition to any right that the terminating Party may have to claim damages or seek any other legal or equitable remedies.

     8.3 Termination for Convenience. Either Party may terminate this Agreement with out cause at any time upon two (2) months written notice to the other Party. 8.4 Survival. The following provisions shall survive expiration or termination of this Agreement for any reason:

          (a)  Articles 4, 5, 6, 8, 9 and 10; and

          (b)  any provision that plainly indicates that it should survive.

ARTICLE 9 - LIMITATIONS ON LIABILITY

     9.1 Generally. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY DIRECT, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGES, INCLUDING LOSS OF BUSINESS, PROFITS OR GOODWILL, WHETHER ARISING FROM NEGLIGENCE, BREACH OF CONTRACT OR OTHERWISE, EVEN IF SPECIFICALLY INFORMED OF OR OTHERWISE HAVING A REASON TO KNOW, OF THE LOSS OR DAMAGE.

     9.2 Damage to Persons or Property . Neither Party shall make any claim against, or be liable to, the other Party with respect to any injury, death, damage, or loss to per sons or property involved in operations undertaken pursuant to this Agreement, whether such injury, death, damage, or loss arises through negligence or other wise.

     9.3 Delayed Performance. Neither Party shall make any claim against the other Party for damages or other for any delay (including a deferral, suspension or postpone ment) in the performance of any of its obligations under this Agreement.


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ARTICLE 10 - CONFIDENTIALITY

     Except as specifically authorized herein, neither Party shall disclose or use for any purpose outside the scope of this Agreement, any Confidential Information acquired or learned by such Party (including its employees, directors, officers, agents and/or contractors) from or about the other Party, except with such other Party's prior written permission. In the event that a Party is compelled by law to disclose Confidential Information of the other Party, such Party shall provide the other Party with notice of such compelled disclosure and a reasonable opportunity to contest it and shall seek a protective order. In the event a Party seeks to divulge or otherwise improperly use any such Confidential Information, the other Party shall have the right right in addition to any other remedies available to it, to seek injunctive or other equitable relief to enjoin such acts, it being specifically acknowledged by the Parties that any other remedies may be inadequate. Upon expiration or termination of this Agreement for any reason, each Party shall return any Confidential Information of the other Party (which may include that Party's Technology or Deliverables) to the other Party; provided that each Party may keep one copy of any such Confidential Information for compliance or litigation purposes so long as it is kept confidential in accordance with this Agreement. Any unauthorized submission or disclosure, in violation of Section 5.7, shall be considered a breach of this Article 10. This Article 10 shall survive any termindation of this Agreement.

ARTICLE 11 - MISCELLANEOUS

     11.1 Relationship Between the Parties. The Parties are independent contractors to each other, and nothing in this Agreement shall be deemed to create an employment, partnership, or agency relationship.

     11.2 Force Neither Party shall be liable to the other for any delay or nonperformance of its obligations under this Agreement arising from any cause beyond its reasonable control including, without limitation, any of the following: act of God, governmental act, war, fire, flood, explosion, accident, civil commotion, labor stoppage or impossibility of obtaining materials. Subject to the affected Party promptly notifying the other Party in writing of the cause and the likely duration of the cause, the performance of the affected Party's obligations, to the extent affected by the cause, shall be suspended during the period that the cause persists provided that, if performance is not resumed within two (2) months after the date of that notice, the other Party may by notice in writing terminate this Agreement with immediate effect, notwithstanding any obligations of the Parties under this Agreement.


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     11.3 Assignment. Except as authorized herein, neither Party shall assign, transfer (whether by operation of law or otherwise) or otherwise part with any of its rights, or delegate or subcontract any of its duties or obligations under this Agreement, without the prior written consent of the other Party, except that, upon notice to the other Party, either Party may assign or transfer its rights, duties, and obligations under this Agreement to a wholly owned subsidiary, or to a Third Party acquiring the whole or a majority of its stock, assets, or intellectual property, pertaining to the subject matter of this Agreement, without the consent of the other Party. This Agreement shall be binding on and inure to the benefit of any heirs, permitted assignees, permitted transferees, or permitted successors.

     11.4 Waivers. A waiver (whether express or implied) by either Party of any of the provisions of this Agreement or of any breach of or default by the other Party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving Party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default by the other Party under any of the provisions of this Agreement.

     11.5 Amendments. Except as authorized herein, no amendment, waiver or variation of this Agreement shall be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by or on behalf of each of the Parties.

     11.6 Severability. The invalidity, illegality or unenforceability of any of the provisions of this Agreement shall not affect the validity, legality and enforceability of the remaining provisions of this Agreement.

     11.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all previous agreements and understandings between the Parties. Except as authorized herein, this Agreement may not may be modified except via a writing signed by both Parties.

     11.8 Governing Law and Jurisdiction. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York, without giving effect to its choice of laws provisions. Each Party submits to the jurisdiction and venue of the Federal courts located in New York County, New York, for all purposes relating to this Agreement.

     11.9 Notices. All notices, consents, requests, demands or other legal communications between the respective Parties shall be in writing and shall be effective for all purposes upon receipt, including without limitation, in the case of: (i) personal delivery; (ii) delivery by messenger, express or air courier or similar courier; (iii) delivery by United States first class certified or registered mail, postage prepaid; (iv) transmittal by telecopier or facsimile and confirmed by the recipient; or (v) transmittal by e-mail, if addressed as follows:



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



           If to USAT:                 200 Plant Avenue
                                       Wayne, PA 19087
                                       Att: H. Brock Kolls,
                                       Senior Vice President
                                       (610) 989-0340 (Voice)
                                       (610) 989-0344 (fax)
                                       E-mail: sherbert@usatech.com
           If to ZiLOG:                532 Race Street
                                       San Jose, CA 95126
                                       Att: Senior Vice President,
                                              System Development
                                       (408) 558-8500 (voice)
                                       (408) 558-8300 (fax)
                                       E-mail: nsheridan@zilog.com

          Either Party may change its address by written notice to the other in the manner set forth above. Receipt of communications sent under (iii) or (iv) of this Article will be sufficiently evidenced by return receipt. In the case of illegible or otherwise unreadable facsimile transmissions, the receiving Party shall promptly notify the transmitting Party of any transmission problem and the transmitting Party shall promptly resend any affected pages.

     10.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and counterpart signature pages may be assembled to form a single original document.

     10.11 Headers. The headings in this Agreement shall not affect its interpretation.

In witness whereof, the Parties have executed this Agreement on the dates set forth below.

Zilog INC.                                        USA TECHNOLOGIES, INC.

By /S/ Mike Burger                                By /S/ Stephen P. Herbert
  --------------------------                        ----------------------------

Name: Mike Burger                                 Name: Stephen P. Herbert
Title: President                                  Title: President

Date: 10/15/02                                    Date: 10/15/02

                                   Appendix A

                             POS REFERENCE DESIGN
                                       &
                               POS DEVELOPMENT KIT

                     Zilof/Usa Technology DRAFT - Appendix A
                         POS Development Kit Description

The POS Development Kit will be composed of two major components shown in Figure 1; the ereference design (A) and the POS peripheral board (B).


                               (Graphic Omitted)

Figure 1 - e-PortTm reference design and POS peripheral board

e-PortTm REFERENCE DESIGN:
--------------------------

     With respect to the e-PortTm reference design, ZiLOG and USA will focus on developing a low cost e-PortTm reference design targeted at the economy (low-end) POS market. The e-port reference design will initially include the following functionality:


1)   Utilize ZiLOG eZ80Tm processor technology;

2) An "out-of-the-box" limited use version of USAlive TM (non-web-based version) for testing, and prototyping as well as be capable of accessing the web enabled version of the USALiveTm network

     a)   Will utilize USA's turnkey banking process;

     b)   Will be networked to USA's USALiveTm network;

3)   e-Port'rm test software

POS PERIPHERAL BOARD.
---------------------

     With respect to the POS peripheral board, ZiLOG and USA will focus on creating a peripheral board, which can showcase the features of the e-PortTm reference design and also provide the standard peripherals and communication interfaces required for the point-of-sale market.

The POS peripheral board will initially include the following:

1) Connector for e-PortTm reference design
2) Footprint for communication modules
3) Connector for hybrid card reader
4) Footprint for 2x16 LCD screen
5) Serial interface
6) Printer interface
7) Keypad interface
8) Power supply
9) Jtag or Zdi debug connector
10) Connector for eZ80Tm Webserver development platform

The POS Development Kit will contain the following:
---------------------------------------------------

1) e-PortTm REFERENCE DESIGN

2) POS PERIPHERAL BOARD - Items I and 2 combine to comprise the development board

3) Test Cards - for card reader

4) Assigned Merchant ID Number

5) Development Tools
     a) Embedded Software Design tools - ZDS H

6) Example application
     a) Instruction Manual to make application work

7) Development Board Drivers

8) PC applications
     a) Software that runs on the PC to authenticate a transaction
     b) Terminal configuration software
     c) Common development tools

9) USALive network software

10) Necessary cables, connectors, and power supplies.

                                   Appendix B

                        EMPLOYEE FUNCTIONAL CAPABILITIES

The POS Development Kit will be composed of two major components shown in Figure I of Appendix A; the ePortTm reference design (A) and the POS peripheral board
(B). Below is a list of major tasks for creating the ePor Tm reference design, POS peripheral board, software, and kit release.

Ref. Design and Peripheral Board
Ref Design Hardware
                   Schematic Pinout        USAT Board Design
                   Verification            Engineer USAT Board Design  Engineer
                   Interface Debug         USAT Embedded  Systems  Engineer
                   Functional Testing      USAT Embedded  Systems  Engineer
                   Documentation delivery  USAT Embedded  Systems Engineer

PCB                PCB Layout              ZiLOG PCB Layout Designer
                   PCB mfg-xx Boards
                   PCB Assembly


Peripheral Board Hardware
            Schematic Pinout               ZiLOG Board Design  Engineer
            Verification                   ZiLOG Board Design  Engineer
            Interface Debug                ZiLOG Embedded  Systems  Engineer
            Functional Testing             ZiLOG Embedded  Systems  Engineer
            Documentation delivery         ZiLOG Embedded Systems Engineer


PCB
           PCB Layout                      ZiLOG PCB Layout Designer
           PCB mfg-xx Boards
           PCB Assembly



Software

   Embedded SW Design Tools (ZDS)            USAT Embedded Software Engineer
   Development Brd Drivers                   USAT Embedded Software Engineer
   Example E-Port Application                USAT Embedded Software Engineer
   E-Port Application Manual                 USAT Embedded Software Engineer
   USALive network software                  USAT Embedded Software Engineer
   PC Simulation Application                 USAT Embedded Software Engineer
   First Article Application                 USAT Embedded Software Engineer
   /integration testing
                                             USAT Embedded Systems Engineer
                                             ZiLOG Embedded Software Engineer
                                             ZiLOG Embedded Systems Engineer


POS Development Kit Creation
          Full Release Testing               ZiLOG Embedded Software Engineer
          Quick Start Guide                  ZiLOG Embedded Systems Engineer
Kit List and Build
          Create Bill of Materials           ZiLOG Board Design Engineer
          Order components, boards, etc.     ZiLOG Board Design Engineer
          Build                              ZiLOG Board Design Engineer
      Package Design                         ZiLOG Graphic Artist
   ZiLOG Part Number Creation
          Web Entry for Kit availability     ZiLOG IT



                             Position Descriptions:

Embedded Systems Engineer

Able to design, develop and troubleshoot complex hardware and software solutions for systems that require embedded microcomputer command and control. Perform systems modeling, simulation and analysis in designing embedded systems. Responsibilities also include the creation of documentation for new hardware and software designs.
Qualifications:

* BSEE, minimum (or its equivalent) Proven experience designing microcontroller-based systems, including communications protocols and IP networking
*    Minimum of 5 years directly related experience
*    Outstanding verbal and written communication skills
*    Strong team orientation

Embedded Software Engineer

Generate detailed embedded software requirements specifications from high-level product specifications, then drive the development of the software architecture, design, implementation, integration and testing of software applications for a next generation platform of embedded POS terminal. Develop and implement embedded software/firmware for the development of new products. Design and coding tasks will include Application Programming Interfaces (APIs), task Queuing, communications protocol stacks, command/message parsers for commodity and custom microprocessor based systems. Ensure software/firmware test/release procedures are followed. Follow up on the release of new revisions or bug fixes. Work very closely with hardware design engineers in the new product development.
Qualifications:

* BS or NIS in Computer Engineering, Software Engineering,
* Electrical Engineering, or Computer Science
* Five years experience in design and implementation of embedded systems and software.
* Expert knowledge of C or C++ and assembly language.
* Experience with RTOS, device driver, application interface design, electrical engineering, and digital logic design including the ability to read a schematic.
* Experience with VHDL or other FPGA tools and 8-bit microcontroller architectures desirable.
* Software programming experience in several of the following areas: data communication (industrial fieldbus, RS485-232, USB, TCP, UDP, SDI-12, RF, etc.), data logging, A/D data acquisition control and intelligent sensor networks.

Board Design Engineer

Hardware design responsibility for logic design of circuit board assemblies, schematic captures, vendor and customer interface, component selection. Directing layout designer to complete PCB layout, circuit board prototyping, lab bring-up, and debug. Design, debug and bring up printed circuit boards. Find chip related bus protocol problems and work with hardware and software groups to find resolution.
Qualifications:

o    BSEE (or its equivalent)
o Possess strong board / digital / analog design experience using high-speed microprocessors and their supporting chipsets, memory technologies, bus technologies, system 1/0 interface, field programmable gate arrays (FPGAs) and ASICs.
o Strong knowledge and expertise in schematic capture and layout CAD tools and library support.
o Requires a strong understanding of AGP, PCI, SDRAM/DDR, TMDS, LVDS, USB, Ethernet, IB, and ASIC(s).

PCB Layout Designer

Support product development efforts by successfully translating engineering schematics to physical models. In volves working with design engineers to design printed circuit boards and modifying existing circuit boards to fa cilitate engineering changes.
Qualifications:

o    Associates Degree

o    Recent (moderate to extended) direct experience in the design of

o    analog/digital board schematic capture and layout through production.

o Must have proficiency in all facets of design; experience with mixed signal layouts containing both digital devices and sensitive analog signal circuits.

                                   Appendix C

                         ZILOG REQUIREMENTS FOR RELEASE
                                       OF
                               POS DEVELOPMENT KIT

1.   PURPOSE

     1.1. This document provides definitions for the severity of bugs and guidelines for releasing the POS reference design kit.

2.   SCOPE

     2.1. These guidelines apply to the POS reference design kit developed jointly by Zilog and USAT.

3.   BUG DEFINITIONS

     3.1. Catastrophic Bug (Level 1): A major bug that causes the operating system to crash and/or destroys data. No workaround exists and the customer cannot proceed until this item is fixed.

     Examples:

     o    A write memory to disk command overwrites the entire disk space
     o    Invoking a command locks up the system and only a reset recovers.

     3.2. Major Bug (Level 2): A major malfunction bug that renders the product useless to the customer. No work-around exists. The customer can do almost no more useful work.

     Example:

     o The STOP command of the debugger fails to return control of the MCU to the user.

     3.3. Severe Bug (Level 3): A significant error that prevents customer usage and is in a critical function so as significantly reduce the usefulness of the product. A workaround does not exist or is so difficult or time consuming to use as to render it useless. The customer can still do useful work bug at a slower rate or in other areas of their project. The customer's project deadline is usually adversely affected.

     Example:
     o The memory change command does not work. Using the memory set command is a work-around.

     3.4. Routine Bug: (Level 4): An error that impedes customer usage but is not in a critical system function. A work-around does not exist or is hard to use. The customer can still proceed with useful work and complete their project.

     Example:
     o    Memory Search command fails with a range over 32K.

     3.5. Minor Bug (Level 5): A minor error that does not prevent customer usage from completing their design. A work-around always exists and is easy to use.

     Examples:

     o    Typo in User's Manual or Help file.
     o    Garbage character displayed along with all required data.

     3.6. Enhancement Request (Level 6): A request to enhance the product functionality in hardware, software or documentation.

     Examples:

     o    Add an option to the memory search command to report all non-matches.
     o    Add a troubleshooting section to the user's manual.

4.   RELEASE GUIDELINES

     4.1. Never ship with Level 1 or 2 bugs.

     4.2. Shipping with Level 3 bugs is discouraged and requires Support Products Director or Manager approval.

     4.3. Excessive amounts (over 5) of Level 4 bugs will prevent product release/shipment.

                                   Appendix D

                                 USAT SOFTWARE

---------------------------------- --------------------------------- --------------------------------
Software                           Type                              Description
---------------------------------- --------------------------------- --------------------------------
e-PortTMtest software              PC based - Visual Basic ver-      PC-development board
                                   sion                              interface software
---------------------------------- --------------------------------- --------------------------------
e-PortTm reference design          Assembly/C/C++/object             Reference design board
firmware                                                             eZ80 based firmware
---------------------------------- --------------------------------- --------------------------------
Reference Design Configu-          PC based -Visual Basic ver-       Terminal configuration
ration Software                    sion                              software, settings, opera-
                                                                     tional parameters
---------------------------------- --------------------------------- --------------------------------
USALive Network Soft-              PC based - Visual Basic ver-      Development board call in
ware                               sion                              software, loads/runs on a
                                                                     single PC
---------------------------------- --------------------------------- --------------------------------

                                   Appendix E

                               USAT LICENSE TERMS

                           SOFTWARE LICENSE AGREEMENT

Licensor:

USA Technologies, Inc.
200 Plant Avenue
Wayne, PA 19087

End User:
---------

-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

Effective
Date:
    -------------------------------

     INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements stated below, Licensor and End User agree as follows:

SECTION I.: DEFINED TERMS
-------------------------

          1. "Affiliated Party" means, with respect to a given Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the given Person.

         2. "Documentation" means all user, operating, programming and training manuals, technical information, and other documentation and materials provided by or on behalf of Licensor to End User in connection with the Software.

         3. "Licensing Fee" means the license fees and payment terms applicable to this License Agreement, as defined and described on Schedule 1.3.

         4. "Licensor Materials" means the Software, the Documentation, all confidential information, materials and trade secrets relating to Licensor or any Affiliated Party of Licensor.

         5. "Liability" means any suit, action, proceeding at law or in equity, claim (groundless or otherwise), liability, loss, damage, payment, deficiency, settlement, penalty, fine, cost and legal and other expense (including reasonable attorney fees and disbursements and court costs).

         6. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, firm, trust, estate, governmental agency, regulatory authority, or any other legal entity.

         7. "Software" means the e-Port software and all modifications and updates provided by or on behalf of Licensor to End User.

          8. "System" means the Software and the Documentation.

SECTION II.: GRANT OF LICENSE

          1 . Non-Exclusive Grant. In exchange for the Licensing Fees, Licensor hereby grants to End User a nonexclusive license to use the Software and the Documentation in the manner set forth in this Agreement. Licensor expressly reserves the night to reproduce, publish, sell, license and distribute the Software and Documentation to any Persons.

         2. Non-transferrable. The license granted hereby is non-transferable. End User may not sell, assign or otherwise transfer any portion of the System to any Person, sublicense any Person to use any portion of the System or permit any Person to use the System, except as expressly provided in this Agreement.

         3. Permitted Uses. In connection with the License granted by this Agreement, End User may do the following:

                  A. Have the Software installed in accordance with Licensor's instructions.

                  B. Use and execute the Software only on the microprocessor specified by type and identification number set forth in Schedule 2.3.

                  C. Use the System solely for the purposes of a "single contract relationship". Without limiting the generality of the foregoing, End User may not use any portion of the System in connection with any other service or supply relationship.

         4. Restrictions. End User may only use the Software, Documentation and the Licensor Materials as specifically authorized in this Agreement. Without limiting the generality of the foregoing, End User is subject to the following restrictions:

Strategic Alliance Agreement                     Final Draft - October 14, 2002


          A. End User may not use, copy, modify, alter, transfer or distribute the Software or Documentation (electronically or otherwise), or any copy, adaptation, transcription, or merged portion thereof, except as expressly authorized in this Agreement, or otherwise in a writing signed by Licensor.

          B. End User may not reverse assemble, reverse compile, or otherwise translate the Software.

          C. End User may not install the Software in any system or use it at any location, other than as set forth in Section 2.3, without Licensor's prior written consent. If End User uses, copies, or modifies the Software or if End User transfers possession of any copy, adaptation, transcription, or merged portion of the Software to any other party in any way not expressly authorized by Licensor, End User's license hereunder will automatically terminate.

          D. End User may not demonstrate the Software before, or use the Software in the presence of, any third parties, without Licensor's prior written consent after first disclosing to Licensor who such third parties are and the purpose therefor. Licensor may withhold such consent for any reason.

          E. End User shall act in accordance with the rules of the industry segment in which the End User operates, including various applicable merchant agreements.

SECTION III: WARRANTIES AND LIMITATIONS
---------------------------------------

     1. Software Conforms to Documentation. Licensor warrants, for End User's benefit alone, that the Software conforms in all material respects to the Documentation for the current version of the Software. This warranty is expressly conditioned on End User's observance of the operating instructions set forth in the Documentation. Licensor is not responsible for obsolescence of the Software that may result from changes in End User's requirements. The foregoing warranty shall apply only to the most current version of the Software issued by Licensor from time to time. Licensor assumes no responsibility for the use of superseded, outdated, or uncorrected versions of the Software.

     2. End User's Exclusive Reme . As End User's exclusive remedy for any material defect in the Software for which Licensor is responsible, Licensor shall attempt through reasonable effort to correct or cure any reproducible defect by issuing corrected instructions, a restriction, or a bypass. In the event Licensor does not correct or cure such nonconformity or defect after it has had a reasonable opportunity to do so, End User's exclusive remedy shall be to terminate this Agreement. Licensor shall not be obligated to correct, cure, or otherwise remedy any nonconformity or defect in the Software if End User has made any changes whatsoever to the Software, if the Software has been misused or damaged in any respect, or if End User has not reported to

Strategic Alliance Agreement                  Final Draft - October 14, 2002


Licensor the existence and nature of such nonconformity or defect promptly upon discovery thereof.

     3. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ANY AND ALL PROMISES, REPRESENTATIONS, AND WARRANTIES WITH RESPECT TO THE SOFTWARE AND THE DOCUMENTATION INCLUDING ITS CONDITION, ITS CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS, ANY NEGLIGENCE, AND ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.

     4. Limitations on Liability . Neither Licensor, nor any Affiliated Party of Licensor, shall have or suffer any liability for loss of data or documentation, it being understood that End User is responsible for reasonable backup precautions. In no event shall Licensor or any Affiliated Party of Licensor be liable for any loss of profits; any incidental, special, exemplary, or consequential damages; any claims or demands brought against End User, or any other Liability whatsoever, even if Licensor has been advised of the possibility of such claims or demands. This limitation upon damages and claims is intended to apply without regard to whether other provisions of this Agreement have been breached or have proven ineffective.

SECTION IV.: SUPPORT SERVICES
-----------------------------

     Licensor shall support the System in the manner specified in Schedule 4. However, Licensor offers support only for the most current version of the Software issued by licensor from time to time, so End User is responsible for prompt substitution and/or incorporation of all new releases or fixes issued by Licensor pursuant to its warranty and support programs.

SECTION VI: END USER'S RESPONSIBILITIES
---------------------------------------

     Hardware. Licensor assumes no responsibility under this Agreement for obtaining or providing the hardware. End User is also responsible for ensuring a proper environment and proper utilities for the computer system on which the Software will operate, including an uninterrupted power supply.

SECTION V1I: OWNERSHIP AND CONFIDENTIALITY
------------------------------------------

     1. Ownership. Licensor shall have sole and exclusive ownership of all right, title, and interest in and to the Licensor Materials, the System and all modifications and enhancements of the System (including ownership of all trade secrets and copyrights pertaining thereto), subject only to the rights and privileges expressly granted to End User herein by Licensor. This Agreement does not provide End User with title or ownership of the Software or Documentation, but only a right of limited

Strategic Alliance Agreement                     Final Draft - October 14, 2002


use. End User must keep the Software free and clear of all claims, liens, and encumbrances.

     2. Not Impair Licensor's Rights. During the term of this Agreement and at all times thereafter, End User will not contest or impair, directly or indirectly, licensor's ownership of the Software, Documentation or any of the Licensor Materials.

3. Confidentiality.

          A. The Licensor Materials, including the ideas and expressions thereof which are contained therein, are acknowledged by End User to be confidential, proprietary information of Licensor, and trade secrets of great value to Licensor.

          B. The Licensor Materials are provided to End User for the exclusive use of End User strictly in accordance with the provisions of this Agreement, and shall be held in confidence by End User. End User shall not in any manner or form disclose, provide, or otherwise make available, in whole or in part, the Licensor Materials or any other confidential proprietary information of Licensor to any Person (other than End User's employees in the scope of their employment). End User shall take all appropriate action, whether by instruction, agreement or otherwise with its employees and others to ensure the protection, confidentiality and security of the Licensor Materials. End User agrees to use at least the same degree of care in maintaining the confidentiality of such information and materials that End User exercises in maintaining the confidentiality of its own trade secrets and confidential information and materials.

          4. Remedies. End User acknowledges that, in the event of End User's breach of any of the provisions of this Agreement, licensor will not have an adequate remedy in money or damages. licensor and/or an Affiliated Party of licensor, as applicable, shall be entitled to obtain an injunction against such breach issued by any court of competent jurisdiction immediately upon request. The right of Licensor or an Affiliated Party of licensor to obtain injunctive relief shall not limit its or their right to seek further remedies available in law or in equity.

SECTION VII CLAIM OF INFRINGEMENT
---------------------------------

          If a third party claims that the Software infringes its patent, copyright, or trade secret, or any similar intellectual property right, Licensor will take commercially reasonable steps to remedy the alleged infringement, including obtaining an appropriate license for the Software, provided that End User promptly notifies Licensor in writing of the claim. If such a claim is made or appears possible, End User agrees to permit Licensor to enable End User to continue to use the Software, or to modify or replace the Software and/or Documentation. If licensor determines that none of these alternatives is desirable or is reasonably available, End User agrees to de-install and to return all copies of the Software and/or Documentation on licensor's written request and the

Strategic Alliance Agreement                     Final Draft - October 14, 2002


license provided for herein shall ten-ninate. Notwithstanding the foregoing, Licensor has no obligation for any claim based on End User's modification of the Software or its combination, operation, or use with any product, data, or apparatus not specified or provided by Licensor, provided that such claim is based on such combination, operation, or use and such claim would be avoided by combination, operation, or use with products, data, or apparatus specified or provided by Licensor. THIS PARAGRAPH STATES LICENSOR'S ENTIRE OBLIGATION TO END USER WITH RESPECT TO ANY CLAIM OF INFRINGEMENT.

SECTION V111.: AUDIT RIGHTS
---------------------------

End User hereby authorizes Licensor, or an authorized agent of Licensor, to work with End User's OEM partner who is installing the Software in order to track the number of microprocessors in which the Software has been installed. Licensor understands that any trade secrets or other confidential information and materials of End User that are disclosed or discovered through such audit may be valuable assets of End User; Licensor agrees to use at least the same degree of care in maintaining the confidentiality of such information and materials that Licensor exercises in maintaining the confidentiality of its own trade secrets and confidential information and materials.

SECTION IX.: TERM; TERMINATION
------------------------------

     1. Term. This Agreement is effective as of the date hereof, and shall continue until ten-ninated as provided herein.

     2. Termination.

          A. This Agreement shall automatically terminate upon End User ceasing to use the Software.

          B. This Agreement shall automatically terminate immediately upon End User's material a] breach of this Agreement, provided that End User shall have failed to cure any such breach within 30 days notice thereof by Licensor.

          C. This Agreement may be terminated at any time by Licensor for its convenience upon 30-days prior notice to End User, at no cost to Licensor.

     3. Effect of Termination. Upon termination of this Agreement, 0 tights granted to End User will terminate and revert to Licensor. Promptly upon termination of this Agreement for any reason or upon discontinuance or abandonment of End User's possession or use of the System, End User must de-install all portions of the Software from the hardware, and return or destroy, as requested by Licensor, all copies of the Software and Documentation in End User's possession (whether modified or

Strategic Alliance Agreement                     Final Draft - October 14, 2002


unmodified), and all other materials pertaining to the System (including all copies thereof). End User agrees to certify in writing End User's compliance with the requirements of this Section 9.3, upon Licensor's request. For a period of 12 months after the termination of this Agreement, End user shall permit Licensor, or an authorized agent of Licensor, to enter End User's premises and to inspect End User's computer equipment and facilities in order to verify End User's compliance with this Section 9.3. Licensor understands that any, trade secrets or other confidential information and materials of End User that are disclosed or discovered through such audit may be valuable assets of End User; Licensor agrees to use at least the same degree of care in maintaining the confidentiality of such information and materials that Licensor exercises in maintaining the confidentiality of its own trade secrets and confidential information and materials.

     4. Surviving Provisions. The following provisions of this Agreement shall survive any termination of this Agreement: Sections 3, 6 and 9.3.

SECTION X.: GENERAL PROVISIONS
------------------------------

     1. Relationship between Parties. The relationship between Licensor and End User is that of independent contractors, and not partners, joint ventures or agents. Neither party has any authority to bind the other party in any manner. Neither party will be liable for any debts or liabilities of the other party, and, except as otherwise provided in this Agreement, each party will be responsible for its own expenses incurred in performing its obligations under this Agreement.

     2. Entire Understanding. This Agreement, together with the exhibits and schedules to this Agreement, state the entire understanding between the parties with respect to the subject matter hereof and supersede all earlier and contemporaneous oral and written communications and agreements with respect to the same subject matter. Except as expressly provided herein, neither this Agreement, nor any exhibit or schedule to this Agreement, may be amended or modified except in a written document signed by both parties.

     3. Additional Documents. Each of the parties hereto shall take or cause to be taken all actions, or do or cause to be done all things, or execute and deliver any and all documents, instruments and writings, necessary, convenient, proper or advisable to consummate, make effective, and carry out the terms and provisions of this Agreement.

     4. Parties in Interest. This Agreement will bind, benefit, and be enforceable by End User and Licensor, and their respective successors and, to the extent permitted hereby, assigns. Without the prior written consent of Licensor, End User may not assign, sublicense or subcontract any of its rights or obligations under this Agreement to any Person. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any Person, other than the parties hereto, their

Strategic Alliance Agreement                    Final Draft - October 14, 2002


respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     5. No Waivers. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, will constitute a waiver of, or will preclude any other or further exercise of, the same or any other right, power or remedy.

     6. Severability. If any provision of this Agreement is construed to be invalid, illegal or in unenforceable, then the remaining provisions will not he affected thereby and will be enforceable without regard thereto.

     7. Section Headings. Section and subsection headings are for convenience of reference only, do not constitute part of this Agreement, and will not affect its interpretation.

     8. Inclusion. As used in this Agreement, the word "including" means "including but not limited to."

     9. Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to choice of law principles.

     WITNESS THE DUE EXECUTION AND DELIVERY HEREOF AS OF THE DATE FIRST STATED ABOVE.

USA TECHNOLOGIES, INC.

By:
  -------------------------------

Name
and Title:
         ------------------------

END USER:
        -------------------------

By:
   ------------------------------

Name
and Title:
         ------------------------

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Strategic Alliance Agreement                    Final Draft - October 14, 2002


                                   Appendix F

                       ZILOG STANDARD TERMS AND CONDITIONS

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1. GENERAL

These Standard Terms and Conditions of Sale and those noted on the front of ZiLOG's Sales Order Acknowledgment (collectively hereinafter "Terms and Conditions") shall govern all sales by ZiLOG to Buyer. These Terms and Conditions shall be construed as an offer or counteroffer and shall not be construed as an acceptance of Buyer's Purchase Order. After the last Sales Order Acknowledgment is submitted by ZiLOG to Buyer, no modification or addition thereto shall be binding on either party unless it is in writing and, signed by both parties. Products ("Products") shall mean any of the Product Types listed in Section 7(c) below.

2. TERMS OF PAYMENT

All Products sold to Buyer will be invoiced upon shipment by ZiLOG. Terms of payment shall be net thirty (30) days from date of invoice, subject to the approval of the ZiLOG Credit Department. ZiLOG reserves the right to require payment in advance, C.O.D. or to otherwise modify credit terms. ZiLOG reserves the right to charge interest from the date payment is due, at the maximum legal rate on all delinquent accounts.

3. TAXES

Buyer shall provide to ZiLOG any applicable correctly completed tax exemption certificate(s). Otherwise, Buyer shall pay to ZiLOG, in addition to the prices provided for herein, any foreign or domestic duty, sales or use tax, transfer tax, excise tax or similar charge (exclusive of taxes based on net income or net worth) which ZiLOG may be required to pay with respect to the production, manufacture, sale, transportation, storage, delivery or use of Products sold hereunder.

4. SHIPMENT AND DELIVERY

(A) Unless otherwise specified, delivery will be made F.O.B. Destination for sernicon ductor components, board level products, development systems, microcomputer systems, and/or peripherals. All goods sold hereunder will be delivered to a carrier who shall be se lected by ZiLOG unless Buyer requests in writing use of another carrier. All risks of loss will pass to Buyer upon delivery by ZiLOG to the carrier. ZiLOG shall exert good faith ef forts to make all shipments in accordance with delivery dates noted in Buyer's copy of Zi LOG's Sales Order Acknowledgment.

(B) Each shipment made hereunder shall be considered a separate transaction. In the event of default by Buyer, ZiLOG may decline to make further shipments. If ZiLOG elects to continue to make shipment, such action shall not constitute a waiver of any default by Buyer or any provision of these Terms and Conditions.

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Strategic Alliance Agreement                   Final Draft - October 14, 2002

(C) Buyer shall indemnify and defend ZiLOG against any and all claims or losses to Zi LOG resulting from the negligent or other unlawful acts of a carrier selected by Buyer.

5. SECURITY INTEREST

ZiLOG hereby reserves a purchase money security interest in the goods sold hereunder and all the proceeds thereof, including, but not limited to, insurance proceeds to secure performance of all Buyer's payment obligations under this Agreement. Buyer's failure to pay any amount when due shall give the ZiLOG the right to repossess and remove the goods, provided that such repossession and removal shall not be made from any customer of Buyer's except upon ten (10) days prior notice to Buyer. Such repossession and removal shall be without prejudice to any of ZiLOG's other remedies at law or in equity. Buyer agrees, without further consideration, at any time to do or cause to be done, to execute and to deliver all such further acts and instruments as ZiLOG may reasonably request in order to perfect ZiLOG's security interest in the goods, including without limitation, a financing statement appropriate for filing. If Buyer, for whatever reason, fails to sign a financing statement after ZiLOG has reasonably requested that Buyer sign such a financing statement, Buyer agrees that ZiLOG shall have the authority as Buyer's attorney-in-fact to sign the financing statement as Buyer's agent.

6. INSPECTION AND ACCEPTANCE

The performance of the Product shall be in accordance with the ZiLOG Customer Procurement Specifications referenced on the front hereof. The Buyer shall inspect and accept the Products within two (2) weeks of the date of Buyer's receipt or four (4) weeks from the date of ZiLOG's shipment, whichever is the shorter period. Any claim for Products not conforming to the Customer Procurement Specifications must be made in writing within this period. ZiLOG has the right to examine at Buyer's premises, any products the Buyer claims are nonconforming. ZiLOG has the right to impose a reasonable rescreening charge (of not less than 25 cents per unit for semiconductor components) if shipments returned to ZiLOG are found to be within the Acknowledgment Quality level. Repairs that are ZiLOG's responsibility may be made, at ZiLOG's election, at Buyer's premises.

LIMITED WARRANTY

(A) Hardware: ZiLOG warrants for the applicable period as set forth in subsection (C) that Products will be free from defects in workmanship or material under normal use and service. ZiLOG's obligation under this warranty shall not arise until Buyer returns the de fective product, freight prepaid to ZiLOG's facility. ZiLOG's sole obligation under this war ranty shall be, at its option, to replace or repair, without charge, any defective Product or component part of such Products.
(B) Software and Firmware: ZiLOG warrants for the period set forth in subsection
(C) that Software and Firmware supplied hereunder shall be free of material defects and conform to published ZiLOG specifications. ZiLOG's sole obligation, and Buyer's sole remedy shall be for ZiLOG to exert its best efforts to correct such defects and to supply Buyer with a cor rected version within a reasonable time after Buyer notifies ZiLOG in writing of any defect.


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Strategic Alliance Agreement                    Final Draft - October 14, 2002

This warranty does not cover any modifications to the Software and Firmware made by any person other than ZiLOG, or defects caused by, or otherwise related to, such modification.

(C) Effective period of warranty:

         PRODUCT TYPE                            FROM DATE OF SHIPMENT
         Board Level Products  )
         Development Systems   )                      90 Days
         Microcomputer Systems )
         Peripherals           )
         Software/Firmware                            90 Days, unless otherwise
stated
         Semiconductor Components                  1 Year
         Semiconductor Die or Wafers                   See (E) below

Any replacement of Products, or components thereof, under this warranty shall not extend the period of the warranty which was applicable at the initial sale of the Product.

ZiLOG shall not be liable under this warranty if (i) the Products which Buyer alleges are defective have been repaired or altered by anyone other than ZiLOG's designated personnel or authorized representative unless such repair or alteration was effected pursuant to the prior written approval of ZiLOG or (ii) testing and examination by ZiLOG reveals the alleged defect to have been caused by Buyer's misuse, neglect, improper installation or any other cause beyond the range of intended use of the Products or by accident, fire or other hazard.

(D) Buyer or Buyer's customer retains sole responsibility for all Software, Information or
Memory Data stored on or integrated with any of the Products returned under this warranty. In some cases, products sold pursuant to this Sales Order Acknowledgment may have been used and refurbished by ZiLOG before sale hereunder. ZiLOG warrants all such refur bished products perform identically to all new products sold by ZiLOG.

(E) Semiconductor wafers or die are sensitive to handling, environmental conditions, and performance alterations during Buyer's assembly and test of Products. ZiLOG makes no warranty concerning these wafers or die other than that they were manufactured and tested in accordance with ZiLOG's usual manufacturing and test practices. Buyer is responsible for testing these wafers and die products within two (2) weeks of the date of Buyer's receipt or four (4) weeks from the date of ZiLOG's shipment, whichever is the shorter period. Any claim for nonconformance must be made before this period expires or before Buyer com mences assembly of the Product. AFTER BUYER BEGINS ASSEMBLY OR THE TIME PERIODS SPECEFIED ABOVE EXPIRE, THE PRODUCT IN DIE OR WAFER FORM SHALL BE DEEMED SOLD TO BUYER ON AN "AS IS" BASIS, AND ZILOG SHALL NOT WARRANTY TEE PERFORMANCE OF THE-PRODUCT.

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Strategic Alliance Agreement                     Final Draft - October 14, 2002


7. LIMITS OF LIABILITY AND INDEMNIFICATION

(A) THE WARRANTIES OF ZILOG SET FORTH ABOVE ARE IN LIEU OF, AND BUYER HEREBY WAIVES ALL OTHER WARRANTIES OF ZILOG, EXPRESS OR
IMPLIED, ARISING OUT OF OR IN CONNECTION WITH, THE SALE OF PRODUCTS, OR THE USE, INSTALLATION OR PERFORMANCE THEREOF, IN THE COURSE OF DEALING OR PERFORMANCE UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(B) ZILOG SHALL NOT BE LIABLE TO BUYER, TO BUYER'S CUSTOMERS OR TO ANY OTHER PERSON, AND BUYER AGREES TO INDEMNIFY ZILOG WITH
RESPECT TO ANY CLAIM FOR INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFIT, AND LOSS OF PLANT, EQUIPMENT OR PRODUCTION ARISING FROM THE SALE OR SUBSEQUENT USE OF PRODUCTS.

(C) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL THE TOTAL LIABILITY OF ZiLOG ARISING OUT OF THESE TERMS AND CONDITIONS OR THE USE OR PERFORMANCE OF THE PRODUCTS EXCEED THE SUM OF THE AMOUNTS PAID BY BUYER FOR THE PRODUCTS.

8. PATENT INFRINGEMENT INDEMNIFICATION

(A) ZiLOG agrees, at its own expense, to defend Buyer and any customer thereof ("in denmitee") from and against any claim, suit or proceeding, and to pay all judgements and costs finally awarded against Buyer or said customer by reason of claim, suit or proceeding insofar as it is based upon an allegation that the Products or any part thereof furnished by ZiLOG infringe any letter patent, if ZiLOG is notified properly of such claim in writing and is given authority and full and proper information and assistance (at ZiLOG's expense) for defense of the same. In case such Products, or any part thereof, are held in such suit to con stitute infringement and the use of Products or any part is enjoined, ZiLOG shall at its sole discretion and at its own expense: (1) procure for the indemnitee the right to continue using the Products or part; (2) replace or modify the same so that it becomes noninfringing; or (3) remove such Products or part thereof and grant indemnitee a credit for the depreciated value of the same.

(B) The indemnitee shall have the right to employ separate counsel in any claim, suit or proceeding set forth in paragraph (A) and to participate in the defense thereof, but the fees and expenses of the indemnitee's counsel shall not be borne by ZiLOG unless: (1) ZiLOG specifically so agrees; or (2) ZiLOG, after notice and without cause does not assume such defense. ZiLOG shall not be liable to indemnify indemnitee for any settlement-effected without ZiLOG's consent, which consent shall not be unreasonably withheld.

(C) The indemnification set forth in subsection 9(A) shall not apply and Buyer shall indemnify ZiLOG and hold it harmless from all liability or expense (including costs of suit and attorney's fees) if the infringement arises from, or is based upon ZiLOG's compliance with

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Strategic Alliance Agreement                   Final Draft - October 14, 2002



particular requirements of Buyer or Buyer's customer that differ from ZiLOG's standard specifications for the Products, or modifications or alterations of the Products, or a combination of the Products with other items not furnished or manufactured by ZiLOG.

(D) Buyer agrees that ZiLOG shall not be liable for any collateral, incidental, punitive or consequential damages arising out of any patent infringement.

(E) The foregoing states the entire liability of ZiLOG for patent infringement.

9. FORCE MAJEURE

Neither party to this Agreement shall be responsible or liable to the other party, to any third party for any damages including, without limitation, incidental and consequential damages, arising out of, nonperformance or delay in performance of the terms and conditions herein due to acts of God, wars, riots, strikes, unavailability of suitable and sufficient labor, materials, die or capacity or technical or yield failures and except as provided in section 4(C) above, any unforeseen event-beyond its control.

If any such events occur, ZiLOG may, in its sole discretion, allocate production and deliveries among any and all of its customers and for its own requirements for further manufacture and other use.

10. PROPRIETARY RIGHTS

Buyer agrees that ZiLOG retains proprietary rights in and to all Product specifications, designs and engineering details for Products, to all ZiLOG designed Software and Firmware, to all manuals marked as proprietary, to all discoveries, inventions, patent and other proprietary rights arising out of work done in connection with any contract between Buyer and ZiLOG, and to all other information or assistance of a technical nature provided to Buyer by ZiLOG that is not so provided for reproduction or delivery to Buyer's customers. Buyer warrant that it will not disclose in any manner to any third person information to which ZiLOG retains proprietary rights therein.

11. CANCELLATION, RESCHEDULE AND FAILURE TO RELEASE

(A) If Buyer cancels shipment of any purchase order, or a portion of any purchase order, or reschedules without prior agreement by ZiLOG any purchase order, or a portion of any purchase order, the following charges may, at ZiLOG option, be assessed and invoiced by ZiLOG.

Product                Notice Received            Cancellation/Reschedule
Type                   Prior to                                   Charges:

                       Schedule Date:
Commercial              0 - 30 days                  No cancellations allowed
                                                  15% restocking charges apply

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Strategic Alliance Agreement                  Final Draft - October 14, 2002


Military                0 - 60 days                  No cancellations allowed
                                                   100% invoice charges apply

ROM                     0 - 60 days                  No cancellations allowed
                                                   Invoice for Work-in-Process
for                                                or 100% invoice charges
                                                   for finished goods.


IrDA Custom Product"    0 - 90 days                  No cancellations allowed
                                                   Invoice for Work-in-Process
                                                     or 100% invoice charges
                                                      for  finished goods.

ROM CODE VARIATIONS: Since ROM Coded Products are custom products made specifically for Buyer, Buyer agrees that ZiLOG may ship a quantity of such ROM Coded Products which is five percent (5%) more or less than the quantity ordered and that such variation will be accepted as delivery in full and paid for by Buyer.

*Notice shall be calculated from the Customer Request Date confirmed in the most recent Sales Order Acknowledgment.

** An IrDA Custom Product constitutes any transceiver that deviates from its standard manufacturing flow to specifically suit the requirements of one customer. This transceiver is assigned a special part number, and can only be used by Buyer for which it was produced.

(B) ZiLOG price quotations and acknowledgments are dependent upon quantity and schedule. If Buyer does not release the full quantity quoted and acknowledged within the time frame stated on the quotation, ZiLOG reserves the right, at ZiLOG's sole discretion, to either invoice the full quantity quoted and acknowledged within the time frame stated on the quotation or to invoice for a higher price in accord with ZiLOG's price schedule for the lower quantity actually released by Buyer.

12. REMEDIES AND DAMAGES

(A) If Buyer rightfully and timely rejects or justifiably revokes acceptance of items or if Buyer has accepted nonconforming items and has timely notified ZiLOG of a breach of war ranty, Buyer's sole and exclusive remedy will be for ZiLOG (at ZiLOG's option) to repair, replace or credit Buyer/Buyer's-account with respect to any nonconforming goods returned to ZiLOG during the applicable warranty or inspection period set forth above and with re spect to any nonconforming services on the condition that (i) ZiLOG is promptly, upon Buyer's discovery of the nonconformity, notified in writing with a detailed explanation,
(ii) ZiLOG issues a Return Material Authorization ("RMA") number for return of goods F.O.B. ZiLOG's designated plant and (iii) ZiLOG's examination discloses that such items are non conforming. Such RMA shall be effective for forty-five
(45) days from issuance date.

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Strategic Alliance Agreement                     Final Draft - October 14, 2002


(B) ZiLOG has the right to terminate this Agreement if in ZiLOG's sole judgment

Buyer's financial condition does not justify the terms of payment applicable from time to time and upon demand, Buyer does not immediately comply with any modification of payment terms required by ZiLOG in accordance with paragraph 2.

13. SOFTWARE AND FIRMWARE

Software and Firmware shall be licensed by ZiLOG upon Buyer's execution of the applicable ZiLOG Software License Agreement which along with these Standard Terms and Conditions of Sale, shall govern the use of ZiLOG Software and Firmware.

14. EXPORT OR REEXPORT REQUIREMENTS

Buyer and ZiLOG shall comply with all export laws of the United States. Export directly or indirectly of these Products, or goods containing these Products to any other country may be prohibited unless Buyer obtains prior export or re-export authorization from the United States Government. Buyer shall hold ZiLOG harmless and indemnify it for any fines, penalties or other liability, (including attorney's fees) that result from Buyer's failure to meet these obligations.

15.  GENERAL

(A) This Agreement and the Sales Order Acknowledgement constitute the entire agree ment between the parties and supersedes all prior agreements and understandings between them relating to the subject matter hereunder and no modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

(B) No waiver of any provision of this Agreement shall be effective unless made in writing.

(C) Buyer and ZiLOG agree that this Agreement is made and entered into in, and shall be governed by the laws of , the State of California. Buyer and ZiLOG consent to jurisdiction of any state or federal court in California to resolve any claim or controversy arising from or in any manner related to the transaction documented in this Agreement.

(D) Section headings are for convenience only and shall not be considered in the inter pretation of this Agreement.

(E) The plural shall include the singular, and the singular shall include the plural when ever used.

(F) The provisions of this Agreement are severable and if any one or more such provi sions are judicially determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or portions of this Agreement shall nevertheless be binding on and be enforceable by and between the parties.

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(G) The prevailing party in any legal action brought by one party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorney's fees.

(H) All notices required or permitted hereunder shall be in writing and shall be person ally delivered or dispatched by, prepaid first-class airmail or by fax and sent to the address indi cated.
This Agreement may not be terminated by Buyer without ZiLOG's prior written consent. If ZiLOG so consents to such termination, Buyer shall be liable for termination charges, in cluding without limitation, a price adjustment based on the quality of products actually de livered and all costs direct and indirect, incurred and committed for this Agreement together with reasonable allowance for prorated expenses and anticipated profits.

(1) An action for breach of contract for sale or any other legal or equitable cause of ac tion arising from or in any manner related to the order specified in the Quotation or Sales Order Acknowledgment must be commenced within one (1) year after the cause of action has occurred.

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